EXHIBIT 99.1

FOR IMMEDIATE RELEASE                  For more information contact:

                                       David Brunton, Chief Financial Officer
                                       SBE, Inc.
                                       (925) 355-7700
                                       davidb@sbei.com


         SBE Announces Agreement to Raise $5,150,000 in Equity Financing

San Ramon, CA - May 5, 2005 -- SBE Inc., (NASDAQ: SBEI), a provider of high-performance OEM communications and storage solutions, today announced that it has executed a definitive agreement to raise $5,150,000 in a private placement of common stock and warrants with individual and institutional accredited investors. The financing is intended to enable SBE to further develop and commercialize the iSCSI software solutions of PyX Technologies, Inc. On March 28, 2005, SBE announced it had signed a definitive merger agreement to acquire PyX Technologies, Inc., a privately-held company specializing in the development of iSCSI software solutions.

Under the financing agreement, SBE will issue shares of its common stock and warrants in units comprised of one share of common stock and a warrant to purchase 0.5 share of common stock. The price per unit will be the lowest of (a) $2.50, (b) 92% of the average closing sale price of SBE's common stock over a five-day period preceding the closing and (c) 95% of the closing sale price of SBE's common preceding the closing. SBE will not obligated to close the financing if the price per share is below $2.00. The warrants will have a term of five years and have an exercise price equal to 133% of the unit price, which is subject to downward adjustment if SBE makes certain issuances of common stock below the exercise price during the term of the warrants.

SBE expects to complete the financing in its third fiscal quarter, concurrent with its acquisition of PyX, subject to satisfaction of closing conditions set forth in the financing agreements. In addition to customary closing conditions, the financing is subject to the approval of SBE's stockholders and contingent upon the closing of the PyX acquisition.

About SBE

SBE architects and provides network communications solutions for an extensive range of applied computing applications. SBE offers a robust portfolio of standards-based WAN, LAN, Storage network interface cards (NICs) as well as communications controllers designed to enable optimal performance and rapid deployment across a full spectrum of next generation networking systems. Based in San Ramon, California, SBE is a publicly-traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. For additional information, please visit www.sbei.com.

Required statement under Rule 14a-12 under the Securities Act of 1934:

In connection with the proposed acquisition of PyX Technologies, Inc. and financing, SBE intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission ("SEC"). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS, INVESTORS AND STOCKHOLDERS

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OF SBE ARE  URGED TO READ THE  PROXY  STATEMENT  AND  OTHER  RELEVANT  MATERIALS
BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. The proxy statement and other relevant materials, and any other documents filed by SBE with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and stockholders of SBE may obtain free copies of the documents filed with the SEC by contacting the Chief Financial Officer of SBE at (925) 355-7700 or by writing to the Chief Financial Officer at SBE, Inc., 2305 Camino Ramon, Suite 200, San Ramon, CA 94583. You may also read and copy any reports, statements, and other information filed by SBE with the SEC at the SEC public reference room at 450 Fifth Street, NW, Room 1200, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or visit the SEC's web site for further information on its public reference room.

SBE and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the SBE stockholders in favor of the proposed transactions. Certain executive officers and directors of SBE may have interests in the proposed transaction that may differ from the interests of stockholders generally. These interests, if any, will be described in the proxy statement when it becomes available.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.